Exhibit 1

                           Report of Independent Auditors

Plan Administrator
Luby's Cafeterias Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statement of net assets available for benefits of the Luby's Cafeterias Savings and Investment Plan (the Plan) as of December 31, 1997, and the related statement of changes in net assets available for benefits for the ten months then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997, and the changes in its net assets available for benefits for the ten months then ended, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1997, and reportable transactions for the ten months then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                             ERNST & YOUNG LLP


May 29, 1998

                  Luby's Cafeterias Savings and Investment Plan

                 Statement of Net Assets Available for Benefits

                              December 31, 1997


Assets

Investments, at fair value:
 CIGNA Guaranteed Income Fund                                   $  302,685
 CIGNA Lifetime Funds                                              600,992
 CIGNA Stock Market Index Account                                  334,252
 PBHG Growth Fund                                                  549,262
 Templeton Foreign Fund                                            129,275
 Luby's Cafeterias, Inc. Stock                                     140,706
 Participant loans                                                  10,633
                                                                 _________
Total investments                                                2,067,805

Receivables:
 Participant contributions                                          52,814
                                                                 _________

Net assets available for benefits                               $2,120,619
                                                                 _________




See accompanying notes.

                Luby's Cafeterias Savings and Investment Plan

          Statement of Changes in Net Assets Available for Benefits

                    Ten Months Ended December 31, 1997


Additions to net assets attributed to:
 Investment income:

   Net appreciation in fair value of investments               $   54,026
   Interest                                                         7,164
   Dividends                                                        1,482
                                                                _________

                                                                   62,672
 Contributions:
   Participants                                                 2,095,206
                                                                _________
Total additions                                                 2,157,878


Deductions from net assets attributed to:

 Benefits to participants                                          31,754
 Participant expenses                                               5,505
                                                                _________
Total deductions                                                   37,259
                                                                _________
Net assets available for benefits                              $2,120,619
                                                                _________




See accompanying notes.

                   Luby's Cafeterias Savings and Investment Plan

                         Notes to Financial Statements

                              December 31, 1997

1.  Significant Accounting Policies

The accounting records of the Luby's Cafeterias Savings and Investment Plan (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are held in common stock of Luby's Cafeterias, Inc. (the Company), CIGNA Guaranteed Income Fund, CIGNA Lifetime Funds, CIGNA Stock Market Index Account, PBHG Growth Fund, and Templeton Foreign Fund, which are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

Administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC) effective on March 1, 1997. Employees of the Company and Luby's Restaurants Limited Partnership who complete one year of service, work more than 1,000 hours in a year, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investments

Effective March 1, 1997, the Plan entered into a group annuity contract with Connecticut General Life Insurance Company (CGLIC). The contract includes a Guaranteed Income Fund which is invested in CGLIC's general portfolio and is fully benefit-responsive and, therefore, recorded at contract value. Contract value equals all contributions and transfers into the account, plus accrued interest, less payments.

The average yield on the Guaranteed Income Fund was 5.95% for 1997. The credited interest rate was 5.95% at December 31, 1997. Because the credited interest rate is reset periodically at the discretion of CGLIC, the contract value approximates fair value. Amounts invested in the Guaranteed Income Fund might be subject to certain restrictions if the contract is terminated or if assets are withdrawn. The value of the group annuity contract is subject to the stability of CGLIC.

The contract also includes eight pooled separate accounts which are as follows:

   CIGNA Lifetime 20 Account - Assets are invested primarily in stocks and bonds for those investors with an investment time frame of 35 to 45 years.

   CIGNA Lifetime 30 Account - Assets are invested primarily in stocks and bonds for those investors with an investment time frame of 25 to 35 years.

   CIGNA Lifetime 40 Account - Assets are invested primarily in stocks and bonds for those investors with an investment time frame of 15 to 25 years.

   CIGNA Lifetime 50 Account - Assets are invested primarily in stocks and bonds for those investors with an investment time frame of 5 to 15 years.

   CIGNA Lifetime 60 Account - Assets are invested primarily in stocks and bonds for those investors with an investment time frame of less than 5 years.

   CIGNA Stock Market Index Account - Assets are invested in common stock representing the Standard & Poor's (S&P) 500 Index and S&P 500 Index futures instruments.

   PBHG Growth Fund - Assets are invested in shares of underlying mutual funds sponsored by PBHG Funds, Inc.

   Templeton Foreign Fund - Assets are invested in shares of underlying mutual funds sponsored by Templeton Funds, Inc.

CGLIC determines the fair value of the pooled separate accounts based on quoted market values of the assets in the separate accounts.

CGLIC has certified that the investments and related earnings are complete and accurate.

Trustee

The trustee of the Plan is the CG Trust Company.

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not exceeding 15% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts in either common stock of the Company, CIGNA Guaranteed Income Fund, CIGNA Lifetime Funds, CIGNA Stock Market Index Account, PBHG Growth Fund, or Templeton Foreign Fund.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to
(from) the loan fund. Loan terms range up to five years for general purpose loans or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the plan administrator. Principal and interest are paid ratably through monthly payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan subject to the provisions of ERISA.

3.  Benefits Payable to Terminated Participants

At December 31, 1997, there were 124 terminated participants in the Plan entitled to aggregate vested benefits totaling $38,217 in cash distributions. The actual distribution of these benefits, in the form of cash, will occur subsequent to December 31, 1997.

4.  Reconciliation of Financial Statements to Form 5500

The Form 5500 is prepared on the modified cash basis of accounting. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 1997:

   Net assets available for benefits per
    the financial statements                                       $2,120,619
   Participant contributions receivable                               (52,814)
                                                                   __________
   Net assets available for benefits per the Form 5500             $2,067,805
                                                                   __________

The following is a reconciliation of contributions received from participants per the financial statements to the Form 5500 for the ten months ended December 31, 1997:

   Contributions received from participants per the
    financial statements                                           $2,095,206
   Less:
    Amounts receivable from participants at the
     end of the year                                                  (52,814)
                                                                   __________
   Contributions received from participants per
    the Form 5500                                                  $2,042,392
                                                                   __________

5.  Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated February 13, 1998, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

6. Statement of Changes in Net Assets Available for Benefits Segregated by Participant-Directed Investment Option

The following represents the changes in net assets available for benefits segregated by participant-directed investment option for the ten months ended December 31, 1997:

                                                                 Participant-Directed
                         ________________________________________________________________
                         CIGNA
                         Guaranteed
                         Income    CIGNA          CIGNA         CIGNA         CIGNA
                         Fund      Lifetime 20    Lifetime 30   Lifetime 40   Lifetime 50
                         ________________________________________________________________

Additions to net assets
 attributed to:

   Investment income:
     Net appreciation
      in fair value of
      investments        $       -   $  4,920      $ 10,956     $   6,922      $  3,558
     Interest                7,030         81             -             -             -
     Dividends                   -          -             -             -             -
                         ________________________________________________________________
                             7,030      5,001        10,956         6,922         3,558
   Contributions:
     Participants          303,045    112,029       215,149       149,158        80,748
     Principal payments
      on loans                   -        949             -             -             -
                         ________________________________________________________________
Total additions            310,075    117,979       226,105       156,080        84,306
Deductions from net
 assets attributed to:
   Benefits to
    Participants             7,466      1,489         3,192          867            698
   Participant expenses       981         943           928          391            162
   Loan withdrawals           269       3,318           666          117            117
                         ________________________________________________________________
Total deductions            8,716       5,750         4,786        1,375            977
Net transfer in (out)       1,326       1,745         1,941         (704)        (1,650)
                         ________________________________________________________________
Net assets available
 for benefits            $302,685    $113,974      $223,260     $154,001       $ 81,679
                         ________________________________________________________________



              ___________________________________________________________________________
                         CIGNA                      Luby's
                         Stock             Temple-  Cafete-
               CIGNA     Market   PBHG     ton      rias,      Parti-
               Life-     Index    Growth   Foreign  Inc.       cipant
               time 60   Account  Fund     Fund     Stock      Loans    Other       Total
              ___________________________________________________________________________






              $ 1,162  $ 28,424 $ 17,732  $ (3,240) $(16,408) $     -  $     - $   54,026
                    -        19       25         6         3        -        -      7,164
                    -         -        -         -     1,482        -        -      1,482
              ___________________________________________________________________________
                1,162    28,443   17,757    (3,234)  (14,923)       -        -     62,672

               27,209   303,987  554,181   135,970   160,916        -   52,814  2,095,206

                    -       217      277        64        36   (1,543)       -          -
              ___________________________________________________________________________
               28,371   332,647  572,215   132,800   146,028   (1,543)  52,814  2,157,878



                  134     2,579    9,478     2,698     3,153        -        -     31,754
                   42       557      693       170       638        -        -      5,505
                  117     2,958    2,763     1,409       442  (12,176)       -          -
              ___________________________________________________________________________
                  293     6,094   12,934     4,277     4,233  (12,176)       -     37,259
                    -     7,699  (10,019)      752    (1,090)       -        -          -
              ___________________________________________________________________________

              $28,078  $334,252 $549,262  $129,275  $140,706  $10,633  $52,814 $2,120,619
              ___________________________________________________________________________

                                  SUPPLEMENTAL SCHEDULES

                         Luby's Cafeterias Savings and Investment Plan

                  Item 27a - Schedule of Assets Held for Investment Purposes
                                  EIN:  74-1335253     PN:  003

                                        December 31, 1997

                     Description of
                     Investment, Including
Identity of Issue,   Maturity Date, Rate of
Borrower, Lessor,    Interest, Collateral,                        Current
or Similar Party     Par or Maturity Date         Cost             Value
_________________    ______________________    _________         _________

*CIGNA Guaranteed
 Income Fund          Fixed income account      $302,685         $302,685

*CIGNA Lifetime 20    Pooled separate account    109,675          113,974

*CIGNA Lifetime 30    Pooled separate account    212,534          223,260

*CIGNA Lifetime 40    Pooled separate account    147,212          154,001

*CIGNA Lifetime 50    Pooled separate account     78,345           81,679

*CIGNA Lifetime 60    Pooled separate account     26,929           28,078

*CIGNA Stock Market
Index Account         Pooled separate account    306,682          334,252

PBHG Growth Fund      Pooled separate account    533,678          549,262

Templeton Foreign
  Fund                Pooled separate account    132,670          129,275

*Luby's Cafeterias,
 Inc. Stock           Common stock
                         8,012 shares            157,525          140,706

*Participant loans    Interest accrued at prime
                       rate plus 1%, varying
                       maturity dates, 9.50%
                       charged during 1997             -           10,633



*Denotes party-in-interest

                                          Luby's Cafeterias Savings and Investment Plan

                                         Item 27d - Schedule of Reportable Transactions
                                                  EIN:  74-1335253     PN:  003

                                                 Ten Months Ended December 31, 1997



              Description of
              Asset (Including
Identity      Interest Rate and                                                       Current Value
of Party      Maturity in Case                  Purchase       Selling      Cost of    of Asset on           Net Gain
Involved*      of a Loan)                        Price          Price         Asset    Transaction Date      or <Loss>
______________________________________________________________________________________________________________________

Category (iii) - Series of Securities Transactions
              CIGNA Guaranteed Income Fund      $310,273     $      -     $310,273          $310,273       $       -
              CIGNA Guaranteed Income Fund             -       14,618       14,618            14,618               -
              CIGNA Lifetime 20 Fund             117,736            -      117,736           117,736               -
              CIGNA Lifetime 20 Fund                   -        8,683        8,061             8,683             622
              CIGNA Lifetime 30 Fund             217,263            -      217,263           217,263               -
              CIGNA Lifetime 30 Fund                   -        4,982        4,729             4,982             253
              CIGNA Lifetime 40 Fund             149,426            -      149,426           149,426               -
              CIGNA Lifetime 40 Fund                   -        2,347        2,214             2,347             133
              CIGNA Lifetime 50 Fund              82,495            -       82,495            82,495               -
              CIGNA Lifetime 50 Fund                   -        4,374        4,150             4,374             224
              CIGNA Lifetime 60 Fund              27,209            -       27,209            27,209               -
              CIGNA Lifetime 60 Fund                   -          294          280               294              14
              CIGNA Stock Market Index Account   317,206            -      317,206           317,206               -
              CIGNA Stock Market Index Account         -       11,378       10,524            11,378             854
              PBHG Growth Fund                   561,291            -      561,291           561,291               -
              PBHG Growth Fund                         -       29,761       27,613            29,761           2,148
              Templeton Foreign Fund             139,783            -      139,783           139,783               -
              Templeton Foreign Fund                   -        7,268        7,113             7,268             155
              Luby's Cafeterias, Inc. Stock      163,074            -      163,074           163,074               -
              Luby's Cafeterias, Inc. Stock            -        5,572        5,549             5,572              23

There were no Category (i), (ii), or (iv) transactions during the ten months ended December 31, 1997.


*All transactions on market